Exhibit 10.8

BIONIK LABORATORIES CORP.

July 30, 2015

Leslie Markow

Dear Leslie,

Bionik Laboratories is pleased to present you with an Offer of Employment for the position of CFO reporting to the CEO, Peter Bloch, commencing August 4, 2015. This appointment is subject to the approval of the Board on August 11, 2015.

It is understood that you will be giving TMF Group your resignation during the week of August 4, 2015 and that your exit from your role as Managing Director Canada may take up to three months to fully exit from but that your primary function is to be located and working with Bionik during this transition. You will make every effort to exit from this role by August 31, 2015.

Your compensation package includes: an annual salary of $210,000.00(USD), less statutory deductions, paid semi-monthly. You are eligible for up to 5% RRSP matching based on you contributing up to 5% and a performance based bonus up to 30%. Your salary will be adjusted during the next 30-60 days while you make the transition from part-time to full-time based on the time worked.

You will also receive the standard medical benefits package made accessible to Bionik employees. Your current medical benefits will continue and will be adjusted to your new compensation. You will additionally be entitled to four (4) weeks of paid vacation per twelve-month period of employment earned monthly. You will also be eligible to stock options at the level of an executive of the Company.

In addition, your employment agreement will note a six (6) month severance payment for any reason other than malfeasance or fraud committed by you.

Upon acceptance of this employment offer, you will be presented with our Employment Agreement that is governed by the law of the Province of Ontario.

Your truly,

/s/ Peter Bioch

Peter Bioch

CEO Bionik Laboratories

/s/ Leslie Markow August 4/15

483 Bay Street, Office: N105 | Toronto ON M5G 2C9 | 416 640 7887 | info@bioniklabs.com	Bioniklabs.com